Exhibit 97.1
Encore Capital Group, Inc.
Policy for Recovery of Erroneously Awarded Compensation
Effective Date: October 2, 2023
1PURPOSE
Encore Capital Group, Inc. (the “Company”) has adopted this policy (the “Policy”) to provide for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial requirement requirements under federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).
2SCOPE
This policy covers the practices of Encore Capital Group, Inc. and all of its subsidiaries in the U.S. and abroad.
3POLICY
3.1Administration and Interpretation
This Policy shall be administered by the Compensation Committee (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. This Policy shall be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and any applicable rules or standards adopted by the Securities and Exchange Commission or Nasdaq (or any other national securities exchange on which the Company’s securities are listed).
Any decisions made by the Committee with respect to this Policy shall be final, conclusive and binding on all affected individuals, unless determined to be an abuse of discretion.
3.2Covered Executives
This Policy applies to the Company’s current and former Executive Officers, as determined by the Committee in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed (“Covered Executives”).
3.3Recoupment; Accounting Restatement
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period) the Committee will recover any excess Incentive-Based Compensation Received by any Covered Executive

during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question.
Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is Received (1) while the issuer has a class of securities listed on a national securities exchange and (2) on or after October 2, 2023.
3.4Erroneously Awarded Compensation
The amount of Incentive-Based Compensation to be recovered under the Policy (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. If the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (a) the amount shall be based on a reasonable estimate of the effect of the accounting restatement; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NASDAQ.
3.5Prompt Recovery of Erroneously Awarded Compensation
The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that certain enumerated conditions are met and the Committee has determined that such recovery would be impracticable in accordance with Rule 10D-1 of the Exchange Act and the listing standards of NASDAQ.
The Committee will determine the repayment schedule for Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement.
The Committee will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder, which may include, without limitation:
(a) requiring reimbursement of cash Incentive-Based Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards; and/or
(e) taking any other remedial and recovery action permitted by law, as determined by the Committee.

3.6No Indemnification
Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and a Covered Executive, no Covered Executive shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation.
3.7Amendment; Termination
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any revisions adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by NASDAQ. The Committee may terminate this Policy at any time.
3.8Other Recoupment Rights or Clawback Policies
The Committee intends that this Policy will be applied to the fullest extent of the law. This Policy may be a supplement to other recoupment rights or clawback policies in effect now or in the future at the Company. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms in any separate clawback policy, employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company; provided, however, that any amounts recouped or clawed back under any other policy that would be recoupable under this Policy shall count toward any required clawback or recoupment under this Policy and vice versa.
3.9Agreement to Policy by Executive Officers.
The Committee shall instruct management to take reasonable steps to inform Covered Executives of this Policy and obtain their agreement to this Policy. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy.
4ROLES & RESPONSIBILITIES

Role	Responsibilities
Compensation Committee	•Administer the Policy
Compensation Team	•With the Audit Committee, inform Compensation Committee of any restatement of financial statements •Inform Covered Executives of the Policy and obtain agreement to the Policy

5GLOSSARY

Term	Definition
Executive Officer (Section 16 Officer) Definition is from Rule 10D-1 of the Exchange Act, as amended from time to time
An executive officer is the issuer's president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Executive officers of the issuer's parent(s) or subsidiaries are deemed executive officers of the issuer if they perform such policy making functions for the issuer. In addition, when the issuer is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the issuer is a trust, officers, or employees of the trustee(s) who perform policy-making functions for the trust are deemed officers of the trust. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this section would include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).

Financial Reporting Measure(s) Definition is from Rule 10D-1 of the Exchange Act, as amended from time to time
Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer's financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

Incentive Based Compensation Definition is from Rule 10D-1 of the Exchange Act, as amended from time to time	Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
Received Definition is from Rule 10D-1 of the Exchange Act, as amended from time to time	Incentive-based compensation is deemed received in the issuer's fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.